WEIGHT LOSS FOREVER INTERNATIONAL, INC.
PROMISSORY NOTE

$171,541.00                                                                                 February 25, 2004

FOR VALUE RECEIVED, Weight Loss Forever International, Inc., a Nevada corporation, its assigns, and successors (the “Company”), hereby promises to pay to the order of Harding Investment Services Fund, Inc., a Florida corporation (the “Holder”), in immediately available funds, the total principal sum of One Hundred Seventy One Thousand Five Hundred Forty One Dollars ($171,541.00). The principal hereof and any unpaid accrued interest thereon shall be due and payable on or before 5:00 p.m., Eastern Standard Time, on October 13, 2004 (unless such payment date is accelerated as provided in Section 6 hereof). Payment of all amounts due hereunder shall be made at the address of the Holder provided for in Section 7 hereof. Interest shall accrue at the rate of twelve percent (12%) per annum on this Note from the date listed above and shall continue to accrue until all unpaid principal and interest is paid in full.

1.   HISTORY OF THE LOAN. This Note is meant to consolidate the terms of several different promissory notes currently outstanding by and between the Company and Holder and sets forth the terms of repayment for the total amount owing under those promissory notes, including interest, as of the date of this Note, which is $171,541.00. The various promissory notes that this Note is replacing, the name of original holder, and the original principal amounts are listed on Exhibit A, attached hereto and made a part hereof. The terms of the original promissory notes were substantially similar to the terms of this Note.

2.   PREPAYMENT. The Company may not prepay the amount owed under this Note, unless the Company first receives written permission from the Holder.

3.   CONVERSION. The Holder of this Note is entitled, at its option, at any time beginning on the date hereof, and in whole or in part, to convert the outstanding principal amount of this Note, or any portion of the principal amount hereof, and any accrued interest, into shares of the common stock of the Company. Any amounts the Holder elects to convert will be converted into common stock at a rate of $0.04 per share. Any conversion shall be effectuated by giving a Notice of Conversion to the Company on the date of conversion.

4.   CONVERSION PRICE ADJUSTMENTS. In the event the Company should at any time after the date hereof do either of the following: i) fix a record date for the effectuation of a split or subdivision of the outstanding common stock of the Company, or ii) grant the holders of the Company’s common stock a dividend or other distribution payable in additional shares of common stock or other securities or rights convertible into additional shares of common stock without the payment of any consideration by such holder for the additional shares of common stock (“Stock Adjustment”), then, as of the record date (or the date of Stock Adjustment if no record date is fixed), the conversion price of this Note shall be appropriately adjusted so that the number of shares of common stock issuable upon conversion of this Note is adjusted in proportion to such change in the number of outstanding shares in order to insure such Stock Adjustment does not decrease the conversion value of this Note.

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5.   TRANSFERABILITY. This Note shall not be transferred, pledged, hypothecated, or assigned by the Company without the express written consent of the Holder.

6.   DEFAULT. The occurrence of any one of the following events shall constitute an Event of Default:

(a)   The non-payment, when due, of any principal or interest pursuant to this Note;

(b)   The material breach of any representation or warranty in this Note. In the event the Holder becomes aware of a breach of this Section 6(b), the Holder shall notify the Company in writing of such breach and the Company shall have five (5) business days after notice to cure such breach;

(c)   The breach of any covenant or undertaking, not otherwise provided for in this Section 6;

(d)   The commencement by the Company of any voluntary proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or the adjudication of the Company as insolvent or bankrupt by a decree of a court of competent jurisdiction; or the petition or application by the Company for, acquiescence in, or consent by the Company to, the appointment of any receiver or trustee for the Company or for all or a substantial part of the property of the Company; or the assignment by the Company for the benefit of creditors; or the written admission of the Company of its inability to pay its debts as they mature; or

(e)   The commencement against the Company of any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, provided, however, that the commencement of such a proceeding shall not constitute an Event of Default unless the Company consents to the same or admits in writing the material allegations of same, or said proceeding shall remain undismissed for 20 days; or the issuance of any order, judgment or decree for the appointment of a receiver or trustee for the Company or for all or a substantial part of the property of the Company, which order, judgment or decree remains undismissed for 20 days; or a warrant of attachment, execution, or similar process shall be issued against any substantial part of the property of the Company.

Upon the occurrence of any Default or Event of Default, the Holder, may, by written notice to the Company, declare all or any portion of the unpaid principal amount due to Holder, together with all accrued interest thereon, immediately due and payable, in which event it shall immediately be and become due and payable, provided that upon the occurrence of an Event of Default as set forth in paragraph (d) or paragraph (e) hereof, all or any portion of the unpaid principal amount due to Holder, together with all accrued interest thereon, shall immediately become due and payable without any such notice.

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7.   NOTICES. Notices to be given hereunder shall be in writing and shall be deemed to have been sufficiently given if delivered personally or sent by overnight courier, or by facsimile transmission. Notice shall be deemed to have been received on the date and time of personal or overnight delivery or facsimile transmission, if received during normal business hours of the recipient; if not, then on the next business day.

Notices to the Company shall be sent to:	Weight Loss Forever International, Inc.
120 International Parkway
Heathrow, FL 32746
Attn: President
Facsimile No.: (407) 330-1364

Notices to the Holder shall be sent to:	Harding Investment Services Fund, Inc
655-1 W. Fulton Street
Sanford, FL 32771
Attn: President
Facsimile No.: (407) 330-1364

8.   REPRESENTATIONS AND WARRANTIES. The Company hereby makes the following representations and warranties to the Holder:

(a)   Organization, Good Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

(b)   Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and perform this Note and to issue and sell this Note. The execution, delivery and performance of this Note by the Company, and the consummation by it of the Transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action. This Note when executed and delivered, will constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c)   Disclosure. Neither this Note nor any other document, certificate or instrument furnished to the Holder by or on behalf of the Company in connection with the transactions contemplated by this Note contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

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9.   CONSENT TO JURISDICTION AND SERVICE OF PROCESS. The Company consents to the jurisdiction of the courts of the State of Florida and of any state and federal court located in the County of Seminole, Florida.

10.   GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY THEREIN, WITHOUT GIVING EFFECT TO THE RULES OR PRINCIPLES OF CONFLICTS OF LAW.

11.   ATTORNEYS FEES. In the event the Holder hereof shall refer this Note to an attorney to enforce the terms hereof, the Company agrees to pay all the costs and expenses incurred in attempting or effecting the enforcement of the Holder’s rights, including reasonable attorney's fees, whether or not suit is instituted.

12.   CONFORMITY WITH LAW. It is the intention of the Company and of the Holder to conform strictly to applicable usury and similar laws. Accordingly, notwithstanding anything to the contrary in this Note, it is agreed that the aggregate of all charges which constitute interest under applicable usury and similar laws that are contracted for, chargeable or receivable under or in respect of this Note, shall under no circumstances exceed the maximum amount of interest permitted by such laws, and any excess, whether occasioned by acceleration or maturity of this Note or otherwise, shall be canceled automatically, and if theretofore paid, shall be either refunded to the Company or credited on the principal amount of this Note.

IN WITNESS WHEREOF, the Company has signed and sealed this Note and delivered it as of February 17, 2004

“Company”	“Holder”

Weight Loss Forever International, Inc.,	Harding Investment Services Fund, Inc.,
a Nevada corporation	a Florida corporation

/s/ John Martin	/s/ Crystal Giannazzo
By: John Martin	By: Crystal Giannazzo
Its: President	Its: President

/s/ Byron Rambo
By: Byron Rambo
Its: Chief Financial Officer

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Exhibit A

Name of Original Holder and Amount Owed by Company

Name of Original Holder*	Original Principal Amount	Date or Original Note	Total Amount Owed by Company as of February 17, 2004**

Harding Investment Fund, Inc.	$14,500	September 30, 2001	$18,637.86
Crystal Asset Management Profit, Inc.	$10,000	March 13, 2002	$12,317.82
James Stockwell Capital, Inc.	$18,000	September 30, 2001	$23,166.66
Corporate Service Providers Profit, Inc.	$10,000	March 4, 2002	$11,144.12
Corporate Service Providers Profit, Inc.	$5,000	April 14, 2002	$6,104.65
LDJ Family Trust	$18,000	September 30, 2001	$23,136.66
Harding Investment Fund, Inc.	$18,000	September 30, 2001	$23,136.66
Corporate Service Providers Profit, Inc.	$5,000	April 18, 2002	$6,098.07
Crystal Asset Management Profit, Inc.	$5,000	May 15, 2002	$6,053.69
Grant Alexander Fund, Inc.	$18,000	September 30, 2001	$23,136.66
Corporate Service Providers, Inc.	$14,500	September 30, 2001	$18,637.86

Total:	$136,000		$171,540.71

    * Pursuant to various Assignment Agreements, all promissory notes have been assigned to Harding Investment Services Fund, Inc.

    ** All promissory notes are at a 12% interest rate and no principal or interest has been paid as of the date of this Note.

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